EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-199455) and Forms S-8 (33-97174, 333-79237, 333-70800 and 333-125103), of The Community Financial Corporation of our report, dated March 6, 2015, with respect to the consolidated financial statements of The Community Financial Corporation and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of The Community Financial Corporation, for the year ended December 31, 2014.

/s/ Stegman & Company

Baltimore, Maryland

March 6, 2015